Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126381) pertaining to eLong, Inc. Stock Option Plan dated April 18, 2001 and eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004 of our reports dated May 11, 2010, with respect to the consolidated financial statements of eLong, Inc. and the effectiveness of internal control over financial reporting of eLong, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.
/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China
May 11, 2010